FOR IMMEDIATE RELEASE
January 16, 2020

Owens & Minor Intends to Sell Movianto Business

RICHMOND, VA – BUSINESSWIRE – Owens & Minor, Inc. (NYSE:OMI) announces today its intention to sell its European logistics business, Movianto, to EHDH Holding Group (EHDH), a privately held French company and one of Europe’s leading providers of healthcare logistics services.
“Owens & Minor is laser-focused on our mission to empower our customers to advance healthcare. While Movianto has been an important part of the Owens & Minor family, the intended transaction would advance Owens & Minor’s mission by providing greater ability to focus on and invest in our differentiated products, services and US distribution businesses,” said Ed Pesicka, CEO of Owens & Minor.
“The quality of operations, the solid reputation and the values of Movianto are perfectly consistent with EHDH,” said Stéphane Baudry, CEO of EHDH. “This potential combination of EHDH and Movianto comes at a key moment in our development and in response to market demand for a single contact to handle all logistics and transport services at European level.”

The intended transaction is subject to discussions, where mandated, with employee representative bodies and certain conditions, including customary regulatory and other approvals. Subject to these, the intended transaction would be expected to close in the first half of 2020. Sale proceeds are intended to be used toward debt reduction.
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About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

About EHDH

EHDH is a global service provider in the field of logistics and transport in the pharmaceutical sector and B2B express delivery. With integrated proprietary technology, strategic infrastructure and solid expertise in the healthcare sector, EHDH operates all the businesses essential to a reliable, agile and efficient supply chain in the pharmaceutical sector. Supported by organic growth and successful acquisitions, the group offers turnkey support to all healthcare players, encompassing logistics, transport, value-added services and IT services.

EHDH is an independent privately owned company founded in 1951 by Marcel Baudry and managed today by his grandson, Stéphane Baudry. EHDH employs 2,600 people spread over more than 300,000 square meters in 160 locations in France and Benelux. The group has a cumulative turnover of 650 million euros and aims to accelerate its development in France and abroad.

Contact:
Chuck Graves, Director, Finance & Investor Relations, Owens & Minor; 804.723.7556; chuck.graves@owens-minor.com

Source: Owens & Minor